Exhibit 99.1

PRESS RELEASE April 26, 2017	For Immediate Release Contact: Gretchen VanDusartz Digital Communications Specialist email: gvandusartz@sajan.com phone: 715-426-9505

Sajan Enters into Merger Agreement to be Acquired by AMPLEXOR International

Shareholders to Receive $5.83 in Cash per Share; Transaction Valued at Approximately $28.5 Million

RIVER FALLS, Wis. and Bertrange, Luxembourg – April 26, 2017: Sajan Inc. (Nasdaq: SAJA) and AMPLEXOR International SA, today announced that a definitive merger agreement has been signed, whereby Sajan will be acquired by a wholly-owned subsidiary of AMPLEXOR International. Under the terms of the merger agreement, Sajan shareholders will receive $5.83 per share in cash for each share of Sajan common stock, representing a 46 percent premium over Sajan’s closing price as of April 25, 2017.

“We are pleased to announce this agreement,” said Shannon Zimmerman, Chairman and CEO of Sajan. “The acquisition has been strategically conceived and results in a uniquely robust global content solution provider with a broad breadth of capabilities far beyond traditional language translation only.” Zimmerman continued, “This union immediately creates a strong global provider that possesses a variety of technologies, global content solutions and customer support in numerous countries and a well-aligned culture of innovation shared between the two organizations. Our Board of Directors believes this transaction is in the best interest of our shareholders and affirms Sajan’s value as a leading provider of Language Translation Services. AMPLEXOR was looking for a strong partner in the United States to complement their global organization and found that in Sajan.”

“As we sought to strengthen our U.S. presence and grow our Language Services offering and competencies, Sajan proved to be a perfect fit. Sajan’s technology skills, delivery capacity and geographic reach are fully complementary to AMPLEXOR’s,” explained Mark Evenepoel, CEO of AMPLEXOR.

Sajan’s committee of independent directors and its Board of Directors have unanimously approved the merger agreement and agreed to recommend that shareholders adopt the agreement and approve the merger.

Closing of the transaction is subject to customary closing conditions, including, among others, the affirmative vote in favor of the transaction by holders of a majority of Sajan’s outstanding common stock. It is anticipated that the special meeting of Sajan’s shareholders to vote on the transaction will be held in July 2017 and, if the transaction is approved, the merger would be expected to close shortly thereafter.

Dougherty & Company, LLC is acting as exclusive financial advisor to Sajan and provided a fairness opinion to the special committee of the Board of Directors of Sajan. Fredrikson & Byron, P.A. is acting as legal advisor for Sajan and Quarles & Brady LLP is acting as legal advisor to AMPLEXOR.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the transaction, Sajan expects to file with the Securities Exchange Commission (the “SEC”), and mail to shareholders, a proxy statement on Schedule 14A inviting shareholders to a special meeting to, among other things, consider and vote on a proposal to adopt the merger agreement and approve the merger. Shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Sajan files with the SEC when they become available because they will contain important information. These materials will be made available free of charge on Sajan’s website at www.sajan.com/company/investor-relations/ when available. In addition, all of these materials (and all other materials filed by Sajan with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Shareholders may also obtain free copies of the documents filed by Sajan with the SEC by contacting Sajan’s Corporate Secretary, Thomas P. Skiba, by mail at Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022 or by phone at (715) 426-9505.

This press release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Sajan. Sajan and its directors, executive officers and certain other members of management and employees may be deemed participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding Sajan’s directors and executive officers is set forth in Sajan’s proxy statement on Schedule 14A filed with the SEC on April 27, 2016. Information regarding other persons, who may, under the rules of the SEC, be considered participants in the solicitation of Sajan’s shareholders in connection with the proposed merger will be set forth in the proxy statement for Sajan’s special meeting of shareholders. Additional information regarding these individuals and Sajan’s directors and officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction with AMPLEXOR. The timing of the closing of the transaction, the expected impact of the transaction on Sajan’s business, and Sajan’s plans with regard to the proxy statement. Sajan intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Sajan, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions; uncertainties as to the timing of the merger; uncertainties as to whether AMPLEXOR will be able to consummate the merger; uncertainties as to whether Sajan’s shareholders will provide the requisite approval for the merger; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the merger will not be satisfied; the possibility that Sajan’s shareholders will file lawsuits challenging the merger; the diversion of Sajan’s management time and attention to issues relating to the merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or business partners) occurring prior to completion of the merger or if the merger is not completed; the difficulty retaining certain key employees of Sajan as a result of the announcement of the merger; the possibility that costs, fees, expenses or charges Sajan incurs in connection with the merger are greater than expected; the possibility that the merger agreement may be terminated in circumstances that require Sajan to pay a termination fee to AMPLEXOR related to the merger; and changes in the economic and financial conditions of the businesses of Sajan and AMPLEXOR; and those risks and uncertainties discussed in Sajan’s Annual Report on Form 10-K for the year ended December 31, 2016 and under the heading “Risk Factors,” as updated from time to time by Sajan’s Quarterly Reports on Form 10-Q and other documents subsequently filed with the SEC. Except as may be expressly required by law, Sajan undertakes no obligation to update any forward-looking statements, which speak only as of the date of this release. All forward-looking statements in this release are qualified in their entirety by this cautionary statement.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of Sajan’s solution is its industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for its clients. By working closely with its clients, Sajan’s experienced team of localization professionals develops tailored solutions that lend flexibility to any large or small business that truly desires to “think globally but act locally.” Based in the United States, Sajan also has offices in Ireland, Spain and Singapore. Visit Sajan online at www.sajan.com.

About AMPLEXOR

AMPLEXOR International, headquartered in Luxembourg, is a leading digital solution provider offering global compliance, digital experience and content solutions. Continuously growing since its foundation in 1987 and today with a presence in over 23 countries, AMPLEXOR helps customers across key industries, such as Life Sciences, Manufacturing, Energy & Environment, the Public Sector and Defense, Aerospace & Transport achieve process efficiency, increase revenue generation, reduce time-to-market and ensure quality and compliance. AMPLEXOR’s turnkey solutions support core industry processes, and include software technology, consulting, system integration, and language and content management services. For more information, visit www.AMPLEXOR.com.

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